EXHIBIT 99.1

Atrion Reports Fourth Quarter and Full Year 2022 Results

ALLEN, Texas, Feb. 27, 2023 (GLOBE NEWSWIRE) -- Atrion Corporation (NASDAQ: ATRI) today announced its results for the fourth quarter ended December 31, 2022 and the full year 2022.

Revenues for the fourth quarter of 2022 totaled $42.9 million compared to $40.3 million for the same period in 2021. For the quarter ended December 31, 2022, operating income was $8.8 million, up $967 thousand over the comparable 2021 period, and net income was $8.3 million, up $195 thousand over the same period in 2021. Fourth quarter 2022 diluted earnings per share were $4.70 compared to $4.50 for the fourth quarter of 2021. For the full year 2022 compared to the full year 2021, revenues increased to $183.5 million from $165.0 million, net income was $35.0 million versus $33.1 million, and diluted earnings per share were $19.56 compared to $18.18.

Commenting on the results of the quarter and the full year compared to prior year periods, David Battat, President and CEO, stated, “We are very pleased with the results of the quarter when, despite supply disruptions, revenues were up 6% to an all-time record amount for a fourth quarter. For the full year 2022, revenues increased 11%, also to a new record level for the Company.” Mr. Battat continued, “Progressively higher costs for labor and raw materials resulted in a 1% drop in gross profit margin, with 2022 concluding at 41% compared to 42% in 2021. Nevertheless, operating income was up 12% for the just-ended quarter and 10% for the year. Net income was up by 2% in the fourth quarter and 6% for the year, adversely impacted by weaker performance in our investment portfolio. Earnings per share were up 8% for the full year, with fewer outstanding shares following the repurchase of 18,828 shares in the fourth quarter at an average cost per share of $603.19 and total repurchases during the full year of 42,568 shares at an average cost per share of $605.78. We remain debt free, despite investing heavily in our future growth. In addition to our ongoing program of aggressive investment in new products and automation, over the last few years we committed $41 million for a new company-wide ERP system and a significant expansion of our Florida facility to meet anticipated future demand.”

Atrion Corporation develops and manufactures products primarily for medical applications. The Company’s website is www.atrioncorp.com.

Contact:
Jeffery Strickland
Vice President and Chief Financial Officer
(972) 390-9800

ATRION CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Revenues	$42,855	$40,293	$183,506	$165,009
Cost of goods sold	24,681	22,917	107,602	95,637
Gross profit	18,174	17,376	75,904	69,372
Operating expenses	9,369	9,538	36,217	33,330
Operating income	8,805	7,838	39,687	36,042

Interest and dividend income	349	163	988	843
Other investment income (loss)	(366)	625	(150)	1,477
Other income	--	--	92	67
Income before income taxes	8,788	8,626	40,617	38,429
Income tax provision	(466)	(499)	(5,609)	(5,374)
Net income	$8,322	$8,127	$35,008	$33,055

Income per basic share	$4.70	$4.51	$19.59	$18.22

Weighted average basic shares outstanding	1,770	1,801	1,787	1,814

Income per diluted share	$4.70	$4.50	$19.56	$18.18

Weighted average diluted shares outstanding	1,771	1,806	1,790	1,818

ATRION CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands)

	Dec. 31,	Dec. 31,
ASSETS	2022	2021
	(Unaudited)
Current assets:
Cash and cash equivalents	$4,731	$32,264
Short-term investments	21,152	29,059
Total cash and short-term investments	25,883	61,323
Accounts receivable	23,951	21,023
Inventories	65,793	50,778
Prepaid expenses and other	3,770	3,447
Total current assets	119,397	136,571
Long-term investments	8,669	19,423
Property, plant and equipment, net	123,754	97,972
Other assets	12,892	13,298

	$264,712	$267,264

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	18,098	13,346
Line of credit	--	--
Other non-current liabilities	7,073	9,622
Stockholders’ equity	239,541	244,296

	$264,712	$267,264